Exhibit 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212 935 3000 mintz.com
August 26, 2020

Teligent, Inc.

105 Lincoln Avenue

Buena, New Jersey 08310

Ladies and Gentlemen:

We have acted as counsel to Teligent, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended, of a total of 4,609,830 shares of its common stock, $0.01 par value per share (the “Common Stock”), consisting of (i) 4,400,000 shares (the “Equity Plan Shares”) issued or issuable pursuant to the Teligent, Inc. 2016 Equity Incentive Plan, as amended, (the “Plan”), (ii) 150,000 shares issuable upon exercise of a non-qualified stock option granted to Timothy B. Sawyer, Chief Executive Officer of the Registrant, on February 4, 2020 (the “Sawyer Inducement Shares”), pursuant to the terms of a Non-Qualified Stock Option Agreement by and between the Registrant and Mr. Sawyer as an inducement material to his entering into employment with the Registrant (the “Sawyer Option Agreement”) (iii) 36,325 shares issuable upon the exercise of a non-qualified stock option granted to Philip Yachmetz, Chief Legal Officer and Corporate Secretary of the Registrant, on July 16, 2020 (the “Yachmetz Option Inducement Shares”) pursuant to the terms of a Non-Qualified Stock Option Agreement by and between the Registrant and Mr. Yachmetz as an inducement material to his entering into employment with the Registrant (the “Yachmetz Option Agreement”) and (iv) 23,505 shares issuable upon the vesting of restricted stock units granted to Philip Yachmetz, Chief Legal Officer and Corporate Secretary of the Registrant, on July 16, 2020 (the “Yachmetz RSU Inducement Shares”) pursuant to the terms of a Restricted Stock Unit Agreement by and between the Registrant and Mr. Yachmetz as an inducement material to his entering into employment with the Registrant (the “Yachmetz RSU Agreement”). This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws, both as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In addition, we have assumed that the Company will receive any required consideration in accordance with the terms of the Plan, the Sawyer Option Agreement, the Yachmetz Option Agreement and the Yachmetz RSU Agreement, as applicable.

Based upon the foregoing, we are of the opinion that (i) the Equity Plan Shares have been duly and validly authorized by the Company and, when issued and delivered in accordance with the terms of the Plan, will be duly and validly issued, fully paid and non-assessable shares of Common Stock, (ii) the Sawyer Inducement Shares have been duly and validly authorized by the Company and, when issued and delivered in accordance with the terms of the Sawyer Option Agreement, will be duly and validly issued, fully paid and non-assessable shares of Common Stock, (iii) the Yachmetz Option Inducement Shares have been duly and validly authorized by the Company and, when issued and delivered in accordance with the terms of the Yachmetz Option Agreement, will be duly and validly issued, fully paid and non-assessable shares of Common Stock and (iv) the Yachmetz RSU Inducement Shares have been duly and validly authorized by the Company and, when issued and delivered in accordance with the terms of the Yachmetz RSU Agreement, will be duly and validly issued, fully paid and non-assessable shares of Common Stock

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Boston | Washington | New York | Stamford | Los Angeles | San Diego | London | San Francisco

Our opinion is limited to the General Corporation Law of the State of Delaware and the United States federal law, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.